Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lennox International Inc.:

We consent to the use of our report dated February 15, 2022, with respect to the consolidated financial statements and financial statement schedule of Lennox International Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Dallas, Texas

May 24, 2022